EXHIBIT 99

Contact:

Martin O’Grady	Vicky Legg
Vice President, Chief Financial Officer	Director, Corporate Communications
Tel: +44 20 7921 4038	Tel: +44 20 7921 4067
E: martin.ogrady@orient-express.com	E: vicky.legg@orient-express.com

FOR IMMEDIATE RELEASE

November 2, 2011

ORIENT-EXPRESS HOTELS REPORTS THIRD QUARTER 2011 RESULTS

Third Quarter Earnings Summary

•                  Third quarter total revenue, excluding Real Estate, up 17% to $183.2 million

•                  Revenue from Owned Hotels up 16% to $150.0 million

•                  Same store RevPAR up 19% in US dollars, up 14% in local currency

•                  Adjusted EBITDA before Real Estate up 29% to $46.7 million

•                  Adjusted net earnings from continuing operations increased to $19.9 million from $6.1 million in the third quarter of 2010

Key Events

•                  Completed the refinancing of an $88 million loan on Copacabana Palace, Rio de Janeiro, and Hotel das Cataratas, Iguassu Falls.  The new $115 million loan has a maturity of three years and includes a $15 million capital expenditure facility

•                  Completed the financing of a new $45 million loan facility for renovation works at El Encanto, a 92-key historic property in Santa Barbara, California, scheduled to open in late 2012

•                  Opened Bar ‘21’, a new bar and lounge at ‘21’ Club, New York

•                  Launched eight week digital brand awareness campaign in the US market

Hamilton, Bermuda, November 2, 2011.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 49 luxury hotel, restaurant, tourist train and river cruise properties operating in 24 countries, today announced its results for the third quarter ended September 30, 2011.

“The Company’s growth in operating results in the third quarter reflected continued robust demand for our luxury leisure travel products in most of our markets. We were pleased by the strong performance of our iconic Italian portfolio of properties, most of which are on track to achieve their best ever annual results,” said Bob Lovejoy, Chairman and Interim Chief Executive Officer. “Worldwide revenue excluding Real Estate grew by 17% compared to the third quarter of 2010. Adjusted EBITDA before Real Estate grew for the seventh consecutive quarter, increasing by 29% compared to the prior year quarter.

“Looking forward, we see a continuing positive demand picture in our markets. Rooms revenue achieved and on the books for the fourth quarter of 2011 is currently 19% above the same figure at this time last year. Rooms revenue on the books for 2012 is currently 18% ahead of the same time last year.

“In the third quarter the Company also strengthened its financial position by refinancing the last significant piece of debt that was due in 2012. We are also seeing good data from our digital media brand awareness campaign launched in the US during the quarter, with over 25 million individuals having already visited websites advertising the Orient-Express brand.”

Business Highlights

Revenue, excluding Real Estate, was $183.2 million in the third quarter of 2011, up $26.8 million or 17% from the third quarter of 2010.

Revenue from Owned Hotels for the third quarter was $150.0 million, up $20.7 million or 16% from the third quarter of 2010. On a same store basis, Owned Hotels RevPAR was up 19% in US dollars and up 14% in local currency.

Trains and Cruises revenue in the third quarter was $28.9 million compared to $23.6 million in the third quarter of 2010, an increase of 22%.

Adjusted EBITDA before Real Estate was $46.7 million for the third quarter, up 29% compared to $36.3 million in the prior year. The principal increase was at the Italian hotels, where EBITDA was up $7.4 million from the same period in the prior year, led by Hotel Cipriani, Venice (up $2.4 million) and the two Sicilian properties (up $3.1 million). Other improvements included Reid’s Palace, Madeira (up $1.1 million), La Residencia, Mallorca (up $1.0 million), the Copacabana Palace Hotel (up $0.8 million), and share of earnings from PeruRail (up $1.3 million), offset by The Westcliff, Johannesburg (down $1.2 million) and Mount Nelson Hotel, Cape Town (down $1.4 million).

Adjusted net earnings from continuing operations for the third quarter were $19.9 million ($0.19 per common share), compared with $6.1 million ($0.07 per common share) in the third quarter of 2010.  Net losses, after tax effected impairments of $57.8 million ($0.56 per common share), for the third quarter were $50.1 million ($0.49 per common share), compared with a net loss of $22.5 million ($0.25 per common share) in the third quarter of 2010.

Property Portfolio Highlights

In September, the Company launched its first ever Internet-based brand awareness campaign across the US, called “A journey like no other”, aimed at building recognition of Orient-Express within its largest customer market.  The eight week campaign highlights experiences at selected properties using digital media advertisements placed on a variety of lifestyle and travel websites.  These digital advertisements link to a microsite, www.orient-express.com/journeylikenoother, where nine short films follow the travel experiences of a cast of fictional characters and real-life staff members.

During the quarter the Company finalized a new $45 million loan facility for the refurbishment works at El Encanto, a 92-key landmark hotel in Santa Barbara that will be one of the premier luxury properties in Southern California when it opens in late 2012.

In September, the Company launched Bar ‘21’, a 10-seat bar and lounge on the ground floor of the ‘21’ Club serving a casual yet refined menu, including a new version of the famed ‘21’ burger.  The bar welcomes the guest upon arrival with a warm, informal atmosphere that remains true to the inspiration of the original ‘21’ Club space.

Several of the Company’s properties received significant awards in the quarter.  Readers of Condé Nast Traveller (UK) voted the Hiram Bingham train, operating between Cuzco and Machu Picchu, Best Specialist Train Operator in its prestigious Reader’s Travel Awards 2011.  Readers of the US edition of the same magazine placed Keswick Hall, Virginia first in the Best Small US Resort category and The Observatory Hotel, Sydney, Best Hotel in Oceania.  Members of Virtuoso, North America’s network of leading luxury travel specialists, voted Hotel Cipriani Hotel of the Year at its 2011 Best of the Best Awards.

Regional Performance

Europe:

In the third quarter, revenue from Owned Hotels was $89.0 million, up $16.6 million or 23% from $72.4 million in the third quarter of 2010. Third quarter revenue increased at  all locations, but continued to be led by strong demand from the UK and US at the Italian properties. Revenue from Italian properties increased by $11.4 million or 25% compared to the same quarter in 2010. Same store RevPAR in Europe was up 30% from the prior year in US dollars (up 21% in local currency). EBITDA for the quarter was $36.7 million compared to $28.1 million in the third quarter of 2010, which represents an $8.6 million or 31% increase. This improvement arose largely from the Italian hotels where the impact of refurbishments at Hotel Cipriani contributed to EBITDA growth of $2.4 million. Compared with the third quarter of 2010, the Company’s two hotels in Sicily achieved year on year EBITDA growth of $3.1 million. During the quarter the region also included a non-recurring management restructuring charge of $1.2 million.

North America:

Revenue from Owned Hotels for the quarter was $24.4 million, up 5% from $23.3 million in the third quarter of 2010, largely due to a strong September performance driving a revenue growth in the quarter of $0.9 million or 7% at Charleston Place, Charleston. Same store RevPAR in the region increased by 8% in both US dollars and local currency. EBITDA was $1.5 million compared to $0.8 million in the third quarter of 2010.

Rest of World:

Southern Africa:

Third quarter revenue was $7.3 million, compared to $10.0 million in the third quarter of 2010.  Same store RevPAR was down 26% in both US dollars and local currency. EBITDA was $0.1 million, compared to $2.7 million in the third quarter of 2010. The decrease was largely the result of the absence of the football World Cup played in South Africa in 2010, although EBITDA has also been negatively impacted by new competition in both Cape Town and Johannesburg, resulting in significant pressure on both rates and margins.

South America:

Revenue increased by 22% to $17.7 million in the third quarter of 2011, from $14.5 million in the third quarter of 2010. Year on year revenue increased at Hotel das Cataratas, Iguassu Falls, by $0.8 million or 32% following the major refurbishment that was completed in November 2010. Year on year revenue increased at Copacabana Palace by $2.2 million or 22%, driven by record occupancy and strong growth in average daily rate with an increase in US guest numbers. Same store RevPAR in the region increased by 15% in both US dollars and local currency. EBITDA was $2.5 million, compared to $1.3 million last year.

Asia Pacific:

Revenue for the third quarter of 2011 was $11.6 million, an increase of $2.4 million or 26% year over year, reflecting strong growth at all properties, most notably at Napasai, Koh Samui where revenue increased by $0.7 million or 74% year on year following the creation of a new lagoon. Same store RevPAR increased by 21% in both US dollars and local currency. EBITDA was $3.0 million compared to $2.2 million in the third quarter of 2010.

Additional Information

Hotel management and part-ownership interests:

EBITDA for the third quarter of 2011 was $1.3 million compared to $1.0 million in the third quarter of 2010. The improvement was largely attributable to the Company’s share of results from Peru hotels, as the third quarter of 2010 was negatively impacted by flooding and landslides in the country earlier in that year. The quarterly result also included $0.4 million of costs relating to the Company’s initiative to enter the Management Contract business.

Restaurants:

Revenue from ‘21’ Club in the third quarter of 2011 was $2.5 million compared to $2.4 million in the same quarter of 2010. EBITDA was a loss of $1.8 million after a $1.5 million non-recurring charge relating to the settlement of employee litigation, compared to a loss of $0.4 million in the same quarter of 2010.

Trains and Cruises:

Revenue increased by $5.3 million or 22% to $28.9 million in the third quarter of 2011 from $23.6 million in the prior year, reflecting strong increases in all products. EBITDA was $9.0 million compared to $6.9 million in the same quarter of 2010, largely due to an increase in share of results from PeruRail of $1.3 million as the business has now fully recovered from the floods and landslides of 2010.

Central costs:

In the third quarter of 2011, central costs were $10.3 million compared with $7.6 million in the prior year period. The increase was largely due to non-recurring professional fees and management restructuring costs of $2.0 million in the current quarter.

Real Estate:

In the third quarter of 2011, there was an EBITDA loss of $1.6 million from Real Estate activities, primarily related to Porto Cupecoy, Sint Maarten, compared with a loss of $1.9 million in the third quarter of 2010. During the quarter, the Company recognized $3.9 million of revenue from six units transferred to customers.  Cumulatively, at the end of the quarter, 113 units or 61% of the total had been sold. In addition to the EBITDA loss, the Company recorded an impairment of $38.6 million at Porto Cupecoy due to changes in future sales and cost estimates in light of recent sales experience and current market conditions.

Depreciation, amortization and impairment:

The depreciation and amortization charge for the third quarter of 2011 was $12.0 million compared with $11.7 million in the third quarter of 2010.

The Company recorded a total pre-tax impairment charge for the quarter of $64.8 million.  The total charge included the impairment charge at Porto Cupecoy noted above, as well as impairments of $23.9 million at Keswick Hall and $2.3 million at Casa de Sierra Nevada, San Miguel de Allende.

Interest:

The interest charge for the third quarter of 2011 was $13.0 million, up from $8.0 million in the third quarter of 2010 principally due to swap and loan termination costs of $3.5 million related to loan facilities in Brazil and Italy, coupled with higher interest rates on refinanced debt.

Tax:

The tax benefit for the quarter was $4.8 million compared to a charge of $9.3 million in the same quarter in the prior year. The third quarter 2011 tax  benefit included a deferred tax credit of $4.2 million arising from fixed asset timing differences following depreciation of certain local currencies against the US dollar in the quarter, compared with a deferred tax charge of $1.3 million in the same quarter in the prior year. The current year quarter additionally included a deferred tax credit of $7.0 million arising from fixed asset timing differences following the impairment of various fixed assets, compared with $nil in the same quarter in the prior year.

Investment:

The Company invested $14.1 million during the quarter, including $3.2 million for the ongoing restoration of El Encanto, $2.8 million at La Samanna, Saint Martin and $2.3 million at the Copacabana Palace for the planned refurbishment of rooms and public areas, and routine capital expenditure at other properties.

Balance Sheet

At September 30, 2011, the Company had long-term debt (including the current portion and debt of consolidated variable interest entities) of $662.7 million, working capital loans of $0.2 million, and cash balances of $133.0 million (including $14.0 million of restricted cash), giving a total net debt of $529.9 million compared with total net debt of $576.0 million at the end of the second quarter of 2011.

Undrawn amounts available to the Company at September 30, 2011 under short-term lines of credit were $4.6 million, bringing total cash availability (excluding restricted cash) at September 30, 2011, to $123.6 million.

At September 30, 2011, approximately 53% of the Company’s debt was at fixed interest rates and 47% was at floating interest rates. The weighted average maturity of the debt was approximately 3.6 years and the weighted average interest rate (including margin and swaps) was approximately 4.3%.

At September 30, 2011, the Company had $68.4 million of debt repayments due within 12 months. These are expected to be met through a combination of operating cash flow, refinancing of the facilities and utilization of available cash.

During the quarter, the Company completed the refinancing of an $88 million loan secured by its two Brazilian properties.  The new $115 million loan includes a $15 million capital expenditure facility to assist with the planned refurbishment of the main building of the Copacabana Palace to take place during 2012. The new loan has a term of three years.  The prior $88 million loan was due to mature in October 2012, and represented the Company’s only significant debt maturity in 2012.

Also in the quarter, the Company signed a new $45 million loan facility for the completion of El Encanto.  The loan has a term of three years with two one-year extensions.

As reported in the Company’s second quarter 2011 earnings news release, the Company’s balance sheet as at December 31, 2010 has been restated to correct an understatement of non-current deferred income tax liabilities. The prior period increase to non-current deferred tax liabilities of $6.0 million (and a corresponding decrease to retained earnings) does not affect the Company’s net losses or losses per share for the year ended December 31, 2010.

* * * * * * * *

Reconciliation and Adjustments

	Three months ended		Nine months ended
	September 30		September 30
$’000 — except per share amounts	2011	2010	2011	2010

EBITDA	(24,450)	2,589	13,338	30,909

Real Estate	1,572	1,884	4,680	4,663
EBITDA before Real Estate	(22,878)	4,473	18,018	35,572
Adjusted items:
Gain on disposal (1)	18	—	(502)	—
Impairment (2)	64,787	30,511	64,787	30,511
Legal costs (3)	—	13	—	(157)
Grand Hotel Timeo & Villa Sant’Andrea (4)	—	84	—	1,724
Cipriani litigation (5)	—	—	—	(788)
‘21’ Club settlement (6)	1,546	—	2,546	—
Peru hotels depreciation adjustment (7)	—	1,240	—	1,240
Management restructuring (8)	3,191	(11)	4,707	1,111

Adjusted EBITDA before Real Estate	46,664	36,310	89,556	69,213

Reported net loss attributable to Orient-Express Hotels Ltd.	(49,921)	(22,452)	(59,674)	(36,280)
Net loss/(earnings) attributable to non-controlling interests	146	23	(148)	(184)
Reported net loss	(50,067)	(22,475)	(59,526)	(36,096)
Discontinued operations net of tax	741	(749)	1,430	(3,486)
Net loss from continuing operations	(49,326)	(23,224)	(58,096)	(39,582)
Adjusted items net of tax:
Gain on disposal (1)	12	—	(326)	—
Impairment (2)	57,786	30,511	57,786	30,511
Legal costs (3)	—	13	—	(157)
Grand Hotel Timeo & Villa Sant’Andrea (4)	—	61	—	1,286
Cipriani litigation (5)	—	—	—	(788)
‘21’ Club settlement (6)	1,005	—	1,655	—
Peru hotels depreciation adjustment (7)	—	853	—	853
Management restructuring (8)	3,229	(8)	4,484	925
Loan financing costs (9)	693	—	1,841	—
Interest rate swaps (10)	2,965	673	3,481	668
Foreign exchange (11)	3,517	(2,793)	2,000	(2,563)

Adjusted net earnings/(loss) from continuing operations	19,881	6,086	12,825	(8,847)

Reported EPS	(0.49)	(0.25)	(0.58)	(0.40)
Reported EPS from continuing operations	(0.48)	(0.26)	(0.57)	(0.44)
Adjusted EPS from continuing operations	0.19	0.07	0.13	(0.10)
Number of shares (millions)	102.60	90.84	102.50	89.33

(1)          Gain on disposal of New York hotel project.

(2)          Impairment charges on Porto Cupecoy and two owned properties.

(3)          Legal costs incurred in defending the Company’s class B common share structure, net of awards or claims for reimbursement.

(4)          Non-recurring costs and purchase transaction costs incurred in relation to Grand Hotel Timeo and Villa Sant’Andrea.

(5)          Cash received in excess of costs incurred following settlement of “Cipriani” trademark litigation.

(6)          Non-recurring charge for preliminary settlement of employee litigation.

(7)          Additional charge to reflect revision of useful economic life of assets at Machu Picchu Sanctuary Lodge.

(8)          Restructuring, redundancy and associated legal and other costs.

(9)          Amortization of deferred financing costs on repayment of debt.

(10)    Charges on swaps that did not qualify for hedge accounting.

(11)    Foreign exchange is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the reporting currency of the entity concerned.

Management evaluates the operating performance of the Company’s segments on the basis of segment net earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under US generally accepted accounting principles (US GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under US GAAP for purposes of evaluating operating performance.

Adjusted EBITDA and adjusted net earnings of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by US GAAP.  They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by US GAAP.  Management considers adjusted EBITDA and adjusted net earnings to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) which management does not consider indicative of ongoing operations or which could otherwise have a material effect on the comparability of the Company’s operations.  Adjusted EBITDA and adjusted net earnings are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans, debt reduction and debt refinancings, asset sales and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release and oral presentations, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments, and possible new challenges to the Company’s corporate governance structure.  Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission.

******

Orient-Express Hotels will conduct a conference call on Thursday, November 3, 2011 at 10.00 hrs EDT (14.00 GMT) which is accessible at +1 877 280 2342 (US toll free) or +44 (0)20 3427 1918 (Standard International).  The conference ID is 6709748.  A re-play of the conference call will be available until 7pm (EST) Thursday, November 10, 2011 and can be accessed by calling +1 866 932 5017 (US toll free) or +44 (0)20 7111 1244 (Standard International) and entering replay access number 6709748#.  A re-play will also be available on the company’s website: www.orient-expresshotelsltd.com.

ORIENT-EXPRESS HOTELS LTD.

Three Months ended September 30, 2011

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Three months ended September 30
$’000 — except per share amounts	2011	2010

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	89,045	72,449
- North America	24,391	23,256
- Rest of World	36,583	33,607
Hotel management & part ownership interests	1,727	1,001
Restaurants	2,518	2,412
Trains & Cruises	28,933	23,640
Revenue and earnings from unconsolidated companies before Real Estate	183,197	156,365
Real Estate	3,875	25,022
Total (1)	187,072	181,387

Analysis of earnings
Owned hotels
- Europe	36,739	28,141
- North America	1,517	805
- Rest of World	5,560	6,175
Hotel management & part ownership interests	1,313	1,001
Restaurants	(1,832)	(377)
Trains & Cruises	8,951	6,863
Central overheads	(10,321)	(7,624)
EBITDA before Real Estate and Impairment	41,927	34,984
Real Estate	(1,572)	(1,884)
EBITDA before Impairment	40,355	33,100
Impairment	(64,787)	(30,511)
Loss on disposal	(18)	—
EBITDA	(24,450)	2,589
Depreciation & amortization	(11,968)	(11,685)
Interest	(12,951)	(8,028)
Foreign exchange	(4,768)	3,200
Loss before tax	(54,137)	(13,924)
Tax	4,811	(9,300)
Net loss from continuing operations	(49,326)	(23,224)
Discontinued operations	(741)	749
Net loss	(50,067)	(22,475)
Net loss attributable to non-controlling interests	146	23
Net loss attributable to Orient-Express Hotels Ltd.	(49,921)	(22,452)

Net loss per common share	(0.49)	(0.25)
Number of shares — millions	102.60	90.84

(1)   Comprises earnings from unconsolidated companies of $3,214,000 (2010 - $1,655,000) and revenue of $183,858,000 (2010 - $179,732,000).

ORIENT-EXPRESS HOTELS LTD.

Three Months Ended September 30, 2011

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended September 30
	2011	2010
Average Daily Rate (in US dollars)
Europe	830	699
North America	289	272
Rest of World	344	326
Worldwide	515	448

Rooms Available (000’s)
Europe	88	89
North America	65	66
Rest of World	119	114
Worldwide	272	269

Rooms Sold (000’s)
Europe	64	58
North America	43	42
Rest of World	61	59
Worldwide	168	159

RevPAR (in US dollars)
Europe	598	460
North America	189	175
Rest of World	176	168
Worldwide	316	266

			Change %
			Dollar	Local currency
Same Store RevPAR (in US dollars)
Europe	598	460	30%	21%
North America	189	175	8%	8%
Rest of World	176	168	5%	3%
Worldwide	316	266	19%	14%

ORIENT-EXPRESS HOTELS LTD.

Nine Months ended September 30, 2011

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Nine months ended September 30
$’000 — except per share amounts	2011	2010
Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	180,409	140,076
- North America	84,836	79,810
- Rest of World	118,850	104,399
Hotel management & part ownership interests	4,504	1,875
Restaurants	9,956	9,320
Trains & Cruises	61,764	50,554
Revenue and earnings from unconsolidated companies before Real Estate	460,319	386,034
Real Estate	9,066	56,130
Total (1)	469,385	442,164

Analysis of earnings
Owned hotels
- Europe	58,698	37,652
- North America	12,513	11,616
- Rest of World	22,024	23,572
Hotel management & part ownership interests	3,623	1,875
Restaurants	(2,093)	259
Trains & Cruises	14,237	11,982
Central overheads	(26,699)	(20,873)
EBITDA before Real Estate and Impairment	82,303	66,083
Real Estate	(4,680)	(4,663)
EBITDA before Impairment	77,623	61,420
Impairment	(64,787)	(30,511)
Gain on disposal	502	—
EBITDA	13,338	30,909
Depreciation & amortization	(34,989)	(34,268)
Interest	(33,576)	(22,138)
Foreign exchange	(2,629)	2,982
Loss before tax	(57,856)	(22,515)
Tax	(240)	(17,067)
Net loss from continuing operations	(58,096)	(39,582)
Discontinued operations	(1,430)	3,486
Net loss	(59,526)	(36,096)
Net earnings attributable to non-controlling interests	(148)	(184)
Net loss attributable to Orient-Express Hotels Ltd.	(59,674)	(36,280)

Net loss per common share	(0.58)	(0.40)
Number of shares — millions	102.50	89.33

(1)   Comprises earnings from unconsolidated companies of $4,647,000 (2010 - $3,523,000) and revenue of $464,738,000 (2010 - $438,641,000).

ORIENT-EXPRESS HOTELS LTD.

Nine Months Ended September 30, 2011

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Nine months ended September 30
	2011	2010
Average Daily Rate (in US dollars)
Europe	773	669
North America	331	324
Rest of World	341	326
Worldwide	462	416

Rooms Available (000’s)
Europe	222	216
North America	201	201
Rest of World	353	343
Worldwide	776	760

Rooms Sold (000’s)
Europe	132	113
North America	134	129
Rest of World	196	185
Worldwide	462	427

RevPAR (in US dollars)
Europe	460	351
North America	221	208
Rest of World	190	176
Worldwide	275	234

			Change %
			Dollar	Local currency
Same Store RevPAR (in US dollars)
Europe	469	357	31%	23%
North America	221	208	6%	6%
Rest of World	191	177	8%	4%
Worldwide	274	235	17%	12%

ORIENT-EXPRESS HOTELS LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

$’000	September 30 2011	December 31 2010 (Restated)

Assets

Cash	133,008	158,820
Accounts receivable	45,669	51,405
Due from unconsolidated companies	31,831	19,643
Prepaid expenses	25,193	23,663
Inventories	46,757	44,245
Other assets held for sale	18,067	32,844
Real estate assets	37,663	68,111
Total current assets	338,188	398,731

Property, plant & equipment, net book value	1,205,343	1,268,837
Property, plant & equipment, net book value of consolidated variable interest entities	186,969	188,502
Investments	59,074	60,428
Goodwill	176,308	177,498
Other intangible assets	19,823	20,007
Other assets	19,953	23,711
	2,005,658	2,137,714

Liabilities and Equity

Working capital facilities	175	1,174
Accounts payable	31,414	25,448
Accrued liabilities	82,791	71,554
Deferred revenue	42,728	28,963
Other liabilities held for sale	1,808	2,792
Current portion of long-term debt and capital leases	66,662	124,805
Current portion of long-term debt of consolidated variable interest entities	1,766	1,775
Total current liabilities	227,344	256,511

Long-term debt and obligations under capital leases	505,095	511,336
Long-term debt of consolidated variable interest entities	89,208	90,529
Deferred income taxes	95,687	106,702
Deferred income taxes of consolidated variable interest entities	61,835	61,835
Other liabilities	36,878	43,906
Total liabilities	1,016,047	1,070,819

Shareholders’ equity	987,547	1,064,973
Non-controlling interests	2,064	1,922
Total equity	989,611	1,066,895
	2,005,658	2,137,714